Exhibit 10.1

8/23/2023

Dear Santhosh,

It is my pleasure to invite you to join Aspen Aerogels, Inc. (“Aspen” or the “Company”). As we discussed, this letter confirms certain terms and conditions of our offer of employment. We hope that you choose to join the Aspen team and look forward to a mutually beneficial relationship.

1. Compensation:

a. Job Title; Duties: Aspen will employ you as a Chief Accounting Officer, reporting to Ricardo Rodriguez, Chief Financial Officer, and located in our Marlborough, MA office. We expect you to perform all duties and responsibilities that are associated with this position or otherwise that may be assigned to you by the Company, including but not limited to performing services for other Company affiliates or subsidiaries at the Company’s request without further compensation other than as set forth below, and not to undertake any other employment or consultancy without the prior written consent of the Company. You agree to abide by all policies instituted by the Company, as they may be amended from time to time.

b. Expected Start Date: We expect that your employment will commence on or about September 11,

2023, or such other date as you and the Company shall agree to in writing (the “Start Date”).

c. Base Salary: Aspen will pay you an annual base salary of $300,000. This base salary will be subject to applicable withholdings, payable on a biweekly basis, and prorated during your first calendar year of employment based on your Start Date.

d. Corporate Bonus Plan: In addition to your base salary, and to the extent you are a full-time employee, you may be eligible to receive a discretionary bonus, determined in the Company’s sole discretion and subject to the terms and conditions of the Company’s Corporate Bonus Plan (“Bonus Plan”). Your target annual bonus will be 35% of your annual salary (“Bonus”). This Bonus is contingent upon the achievement of defined targets and will be prorated based on your date of hire for 2023. Participation in the Bonus Plan is also contingent upon necessary Company approvals.

You will receive a separate Participation Letter outlining the details of your participation in the Bonus

Plan upon such approval.

Other Compensation

e. New Hire Stock Equity: As a means of rewarding you for your future contributions to Aspen, subject to the Company’s approval, you will receive, pursuant to Aspen Aerogels 2023 Equity Incentive Plan, an equity grant of about $200,000 in fair market value which, at the discretion of the Company, may include grants of restricted stock units and non-qualified stock options, each of which typically have a three-year graded service-based vesting period. You will receive additional governing documents upon the grant.

f. LTIP: Subject to the approval of the Company, you will be eligible to participate in Aspen’s Long Term Incentive Plan program. You will receive additional information on this program in conjunction with the program timeline.

2. Employee Benefits:

a. As an employee of the Company, you will generally be eligible to participate in the Company's benefits plans and programs in accordance with Company policies, and subject to the terms and conditions set forth in the benefit programs themselves. You will be able to participate in any other employee benefit plans that the Company offers its employees for which you meet the eligibility requirements and consistent with the Company’s policies. Please refer to the benefits summary plan descriptions for further information. By signing below, you understand that nothing in this offer letter requires the Company to establish or maintain any benefit plan, policy or arrangement and that the Company’s benefit plans are governed by their own documents, which may be amended by the Company or its affiliates, as the case may be, from time to time. Benefits log in information will be provided to you under separate cover.

b. You will accrue twenty (20) days of vacation per year at the bi-weekly rate of 6.16 hours per pay period (pro-rated as applicable), subject to any Company policy then in effect. We strongly encourage all employees to take all available vacation time to rest, relax and recharge. Holidays and other time off will be in accordance with the then-current Company policy.

3. No Restrictions. By countersigning this offer, you certify to the Company that: (i) you are free to enter into and fully perform the duties of this position and that you are not subject to any employment, confidentiality, non-competition or other agreement that would restrict your employment by the Company; (ii) no trade secret or proprietary information belonging to any previous employer will be disclosed by you to the Company and that no such information will be retained by you or brought with you to the Company; and (iii) all facts you have presented or will present to the Company are accurate and true, and this includes, but is not limited to, all oral and written statements you have made (including those pertaining to your education, training, qualifications, licensing and prior work experience) on any job application, resume or c.v., or in any interview or discussion with the Company. Additionally, if there are any written agreement(s) containing restrictive covenants (e.g. non-competition) with a previous employer, you have provided any such agreement(s) to the Company for review.

4. Additional Conditions to Employment: Your offer of employment is also expressly conditioned upon the following:

• Your ability to give us, within three (3) days of starting work, proof that you are eligible to be employed in the United States consistent with Form I-9 of the United States Department of Homeland Security. You will be required to present documents proving your identity and authorization to work in the United States, in order to complete Form I-9 and E-Verify process. This is a requirement of the Department of Homeland Security. A list of acceptable documents will be included in your New Hire packet provided by HR.

• Satisfactory completion of a background check, including, but not limited to, verification of previous employment, education, criminal, drug and other checks. A credit check may also be required for certain positions, as permitted by applicable law. We will provide you with a disclosure and authorization of background check forms that you will need to sign before we run the background check in connection with your hire and which will also permit the Company to run background checks at other points during your employment as needed. You will be contacted by our background check vendor to coordinate a drug screen. If this test is not completed within the required timeframe, this offer may be rescinded.

• Your execution of a Restrictive Covenant Agreement, which we have enclosed as Exhibit A with this offer letter, and which, among other things, prohibits the unauthorized use or disclosure of the Company’s confidential and proprietary information and solicitation of its customers, clients, and employees.

• Additionally, upon your acceptance and completion of hiring paperwork, you will be provided with the Company’s Employee Handbook. This document will provide further information regarding the Company’s policies, procedures, and benefits.

• You acknowledge that this offer letter, (along with the final form of any referenced documents), represents the entire agreement between you and the Company and that no verbal or written agreements, promises or representations that are not specifically stated in this offer, are or will be binding upon the Company.

By signing below, you expressly acknowledge and agree that your employment with the Company will be “at will.” This means that either you or the Company may terminate your employment at any time and for any reason with or without notice. It also means that the Company is not promising to employ you for any definite period of time and this is not a contract of employment. While supervisors and managers have certain hiring authority, no supervisor, manager, or representative of the Company has any authority to alter the at-will relationship.

This offer is valid until August 30, 2023, after which time it will lapse. If you have any questions regarding this offer of employment, please contact Annie Buttitta in Human Resources at abuttitta@aerogel.com. To accept your employment with the Company, please sign below using our electronic signature system via DocuSign.

We look forward to having you join the Company. Sincerely Yours,

/s/ Kelley Conte

Kelley Conte

Senior Vice President, Human Resources

/s/ Santhosh Daniel	August 24, 2023
Acknowledged and Accepted	Date
Santhosh Daniel

Exhibit A

Restrictive Covenant Agreement

This Restrictive Covenant Agreement (“Agreement”) is made and entered into as of the date set forth below by Aspen Aerogels, Inc. (“Aspen” or the “Company”) and Santhosh Daniel, on behalf of themselves and their heirs, executors, administrators, successors and assigns (collectively referred to throughout this

Agreement as “Employee,” and, together with Aspen, the “Parties”).

WHEREAS, the Company desires to employ the Employee, pay the Employee a salary and other compensation and provide other benefits, and provide the Employee with access to its confidential information and relationships, on the express condition that Employee executes this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employee Acknowledgments. The Employee expressly acknowledges that:

(a) the Company is in engaged in the business of research, development, manufacturing, commercialization, marketing, sales, distribution of products, services and technologies involving aerogels (the “Business”);

(b) the Business in which the Company is engaged is intensely competitive and Employee’s employment by the Company requires that Employee have access to and knowledge of the Confidential Information (as that term is defined below) of the Company and of the Company Group. For purposes of this Agreement, “Company Group” means, individually and collectively, Aspen Aerogels, Inc., and its direct and indirect subsidiaries and affiliates.

(c) the Company’s Confidential Information is vital to the success of the Company’s Business and has been or will be developed or attained by great efforts and at great expense to the Company and the direct or indirect unauthorized disclosure of any Confidential Information would place the Company at a serious competitive disadvantage and would do serious damage, financial and otherwise, to the Company’s Business and its shareholders and the job security of its employees;

(d) in the course of Employee’s employment with the Company, the Employee has been introduced and provided access to those with important business relationships to the Company Group, and that any and all goodwill created through such introductions and access belongs exclusively to the Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between the Employee and any Customer or Potential Customer (as defined below));

(e) by Employee’s training, experience and expertise, Employee’s services to the

Company are special and unique;

(f) the Company would not have provided and will not agree to continue to provide Employee with access to Confidential Information and introductions and access to Customers or Potential Customers, unless Employee agrees to the restrictive covenants set forth in this Agreement and acknowledges that the restrictive covenants set forth below are necessary to protect the legitimate business interests of the Company;

(g) the execution and full compliance with this Agreement is an express term and condition of Employee’s employment with the Company, and the salary and benefits provided and access to Confidential Information and Customers or Potential Customers to Employee are good and reasonable consideration for the restrictive covenants and obligations imposed on Employee by this Agreement; and

(h) Employee has been given a reasonable opportunity to consider the terms of this

Agreement, and to consult with an attorney of their choosing, prior to executing this Agreement.

2. Non-Disclosure.

(a) Confidential Information. “Confidential Information” for purposes of this Agreement means information disclosed to Employee or to which Employee had access that includes, but is not limited to, trade secrets and confidential and proprietary information of the Company Group, or any information provided to the Employee or the Company under an obligation of confidentiality to a third party, or any confidential, trade secret, or proprietary information acquired by the Company from others with whom the Company or any affiliate has a business relationship, whether in written, oral, electronic or other form, including, but not limited to (i) trade secrets, inventions, mask works, ideas, processes, algorithms, formulae, software in source or object code, data programs, other works of authorship, know-how, improvements, technology direction, product or technology development methodology, technology assessment, experimental procedures, results, process development, product plans, development plans, testing procedures, quality control and testing processes, discoveries, developments, designs and techniques, any other proprietary technology and all Inventions (as defined in Section 3); (ii) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, sales techniques and strategies, training methods and materials, and purchasing; (iii) information regarding customers and potential customers of the Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of Company and other non-public information relating to customers and potential customers; (iv) information regarding any of the Company’s business partners and its services, including names, representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by the Company, and other non-public information relating to business partners; (v) information regarding personnel, employee lists, compensation, and employee skills; (vi) any other non- public information which a competitor of the Company could use to the competitive disadvantage of the Company; and (vii) any other scientific, technical or trade secrets of the Company or of any third party provided to the Employee or the Company under a condition of confidentiality, provided that Confidential Information shall not include information that was known to the Employee prior to joining the Company, general industry knowledge, or is in the public domain other than through any fault or act by the Employee.,.

(b) Trade Secrets. the term “trade secrets” as used in this Agreement shall be given its broadest possible interpretation under applicable law and shall mean all forms and types of financial,

business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically, or in writing that (i) the Company has taken reasonable measures to keep secret, and that (ii) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, another person who can obtain economic value from the disclosure or use of the information.

(c) Non-Disclosure. The Employee expressly acknowledges and agrees that all Confidential Information is and shall remain the sole property of the Company or the third party to whom the Company owes an obligation of confidentiality and that the Employee shall hold it in strictest confidence. The Employee shall at all times, both during the Employee’s employment with the Company and after the termination of the Employee’s employment for any reason or for no reason, maintain in confidence and shall not, without the prior written consent of the Company, use (except in the course of performance of the Employee’s duties for the Company or by court order), disclose, or give to others any Confidential Information. The terms of this Section 2(c) are in addition to, and not in lieu of, any statutory or other contractual or legal obligation that the Employee may have relating to the protection of the Company’s Confidential Information.

(d) Defend Trade Secrets Act. By executing this Agreement, Employee has been notified by this writing, in accordance with the Defend Trade Secrets Act of 2016, that (i) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, (ii) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order;

(e) Notification to Company. In the event the Employee is questioned by anyone not employed by the Company or by an employee of or a consultant to the Company not authorized to receive Confidential Information, in regard to any Confidential Information or concerning any fact or circumstance relating thereto, the Employee agrees to promptly notify the Company’s Chief Legal Officer and General Counsel.

(f) Return of Confidential Information and Company Property. Upon the termination of the Employee’s employment with the Company for any reason or for no reason, or if the Company otherwise requests at any other time before such termination, the Employee shall: (i) return to the Company all tangible Confidential Information and copies thereof (regardless how such Confidential Information or copies are maintained); and (ii) deliver to the Company any property of the Company which may be in the Employee’s possession, including, but not limited to, products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same. The Employee agrees that, when the Employee leaves the employ of the Company, or at any time the Company may request, the Employee shall deliver to the Company any and all Company equipment provided to the Employee including laptops and other electronic devices, as well as drawings, notes, memoranda, specifications, devices, formulas, and any other documents pertaining to the Company and/or the Company’s business, including, but not limited to, computer files, together with all copies thereof, and any other material containing or disclosing any Confidential Information as defined in Section 2(a) above (collectively, “such Documents”). The above shall include any and all such Documents contained on, for example, a home computer system, tablet or smart phone. The Employee further agrees not to retrieve or retain in any way any such Documents, and the Employee shall, for example, first return such Documents to the Chief Legal Officer and General Counsel and then consult with the Company’s Chief Legal Officer and General Counsel regarding the removal and deletion of such Documents from any home computer system, personal electronic device, or other personal property and act in accordance with their instructions. The Employee expressly authorizes the Company’s designated representatives to access such equipment or devices for this limited purpose and shall provide any passwords or access codes necessary to accomplish this task. The Employee further agrees that any property situated on the Company’s premises and/or owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

3. Inventions.

(a) Property of the Company. All ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods, laboratory notebooks, formulae, data, protocols, writings, specifications, sound recordings, and pictorial and graphical representations; the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (“Copyright”); and all paternity, integrity, disclosure, modification, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”) (collectively, the “Inventions”), which may be used in the business of the Company, whether patentable, copyrightable or not, which the Employee may conceive, reduce to practice or develop during the Employee’s employment with the Company, whether alone or in conjunction with another or others, whether during or out of regular business hours, whether or not on the Company’s premises or with the use of its equipment, and whether at the request or upon the suggestion of the Company or otherwise, shall be and are the sole and exclusive property of the Company, and that the Employee shall not publish any of the Inventions without the prior written consent of the Company or its designee. The Employee acknowledges and agrees that any Inventions conceived or made by the Employee, alone or with others, within two (2) years following termination of the Employee’s employment are likely to have been conceived in significant part while employed by the Company; accordingly, the Employee agrees that such Inventions shall be presumed to have been conceived during the Employee’s employment with the Company until the Employee has established the contrary by clear and convincing evidence, and that such Inventions are subject to the terms and conditions of this Section 3. The Employee also acknowledges that all original works of authorship which are made by the Employee (solely or jointly with others) within the scope of the Employee’s employment or which relate to the business of the Company or a Company affiliate and which are protectable by copyright are “works made for hire” pursuant to the United States Copyright Act (17

U.S.C. § 101). The Employee hereby assigns to the Company or its designee all of the Employee’s right, title and interest in and to all of the foregoing. During and after Employee’s employment, Employee agrees promptly to inform and disclose all Inventions to the Company in writing, to assign all Inventions to the Company, to provide all assistance reasonably requested by the Company to preserve its interests in the Inventions (such as by executing assignments and other documents, testifying, etc.), such assistance to be provided at the Company’s expense but without additional compensation to Employee. The Employee further represents and warrants that, to the best of the Employee’s knowledge and belief, none of the

Inventions shall violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that the Employee shall use the Employee’s best efforts to prevent any such violation.

(b) Cooperation; Power of Attorney. At any time during or after the Employee’s employment with the Company, the Employee shall fully cooperate with the Company and its attorneys and agents in securing and protecting the Company’s rights to Inventions, including but not limited to the preparation and filing of all papers and other documents as may be required to perfect the Company’s rights in and to any of such Inventions, and joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights with respect to any such Inventions in the United States and in any and all other countries, provided that the Company shall bear the expense of such proceedings, and that any patent or other legal right so issued to the Employee personally shall be assigned by the Employee to the Company or its designee without charge by the Employee. If the Company is unable, after reasonable effort, to secure the Employee’s signature on any such papers and/or other documents, the Employee hereby irrevocably designates and appoints each officer of the Company as the Employee’s agent and attorney-in-fact to execute any such papers on the Employee’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Invention. Additionally, Employee promises to cooperate reasonably with the Company in the transition of matters that the Employee worked on or were involved in prior to their termination of employment. In addition, at the Company’s request, Employee agrees to assist, consult with, and cooperate with the Company in any litigation, intellectual property procedure or administrative procedure or inquiry that involves the Employee’s prior duties with the Company, subject to reimbursement for their reasonable out of pocket expenses, such as travel, meals or lodging.

(c) Licensing and Use of Innovations. With respect to any Inventions, and work of any similar nature (from any source), whenever created, which the Employee has not conceived, reduced to practice or developed during the Employee’s employment with the Company, but which the Employee provides to the Company or incorporates in any Company product or system, the Employee hereby grants to the Company a royalty-free, fully paid-up, non-exclusive, perpetual and irrevocable license throughout the world to use, modify, create derivative works from, disclose, publish, translate, reproduce, deliver, perform, sell, license, dispose of, and to authorize others so to do, all such Inventions. The Employee shall not include in any Inventions they deliver to the Company or use on its behalf, without the prior written consent of the Company, any material which is or shall be patented, copyrighted or trademarked by the Employee or others unless the Employee provides the Company with the written permission of the holder of any patent, copyright or trademark owner for the Company to use such material in a manner consistent with then- current Company policy.

(d) Disclosure of Inventions. Promptly upon conception of each Invention, the

Employee agrees to disclose the same to the Company and the Company shall have full power and authority to file and prosecute patent applications thereon and to procure and maintain patents thereon. The Employee agrees that such Inventions shall remain subject to all provisions of this Agreement, including but not limited to the ownership, cooperation and licensing provisions described in this Section 3. The

Employee acknowledges that the Employee’s obligation to disclose such information is ongoing during the

Employee’s employment with the Company, and that after the Employee executes this Agreement, if the Employee determines that any additional Inventions in which the Employee claims or intends to claim any right, title or interest (including but not limited to patent, copyright and trademark interest) has been or is likely to be delivered to the Company or incorporated in any company product or system, the Employee shall make immediate written disclosure of the same to the Company.

(e) Prior Inventions. Employee shall provide the Company a listing which shall be appended to this Agreement of any and all Inventions, that may relate to the business of the Company or actual or demonstrably anticipated research or development and that were made by the Employee or acquired by the Employee prior to the commencement of the Employee’s employment with the Company, and which are not to be assigned to the Company (“Prior Inventions”). If no such list is attached, the Employee represents and agrees that it is because the Employee has no rights in any existing Inventions that may relate to the Company’s business or actual or demonstrably anticipated research or development. The Employee acknowledges and agrees that if the Employee uses or includes any Prior Inventions in the scope of the Employee’s employment or in any product or service in the Company, or if the Employee’s rights in any Prior Inventions may block or interfere with, or may otherwise be required for, the exercise by the Company of any rights assigned to the Company under this Agreement, the Employee shall immediately notify the Company in writing. Unless the Company and the Employee agree otherwise in writing as to particular Prior Inventions, the Employee grants the Company, in such circumstances (whether or not the Employee gives the Company notice as required above), a non-exclusive, perpetual, transferrable, fully-

paid and royalty free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Inventions. To the extent that any third parties have rights in any such Prior Inventions, the Employee hereby represents and warrants that such third party or parties have validly and irrevocably granted the Employee the right to grant the license stated above. In the event Employee becomes aware of any potential infringement regarding Prior Inventions, Employee shall immediately notify the Company. Employee agrees to indemnify and hold harmless the Company, its affiliates and its and their officers, directors, employees and representatives from any claims, losses or costs associated with a potential infringement claim related to any Prior Inventions.

(f) Assignment/Transfer of Web Properties. The Employee agrees to transfer and assign (both during and after employment), and does hereby assign to the Company all rights, titles, and interests in and to any domain name or social media account (collectively called “Web Properties”) registered or owned by the Employee that: (1) was registered with the intent to be used by the Company; and/or (2) relates in any manner to, or is used to comment on, the actual or anticipated business of the Company; and/or (3) contains a registered or common law trademark of the Company.

(g) Incorporation of Software Code. The Employee agrees that they shall not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company except in strict compliance with Company policies regarding the use of such software.

4. Non-Disparagement. Employee agrees that during the Employee’s employment by the Company and at any time thereafter, the Employee shall not take any action or make any statement, verbally or in writing, or via social media which has the purpose or effect of disparaging the Company, or its directors, officers, employees or its products.

5. Non-Solicitation.

(a) Employee agrees that during Employee’s employment (except as necessary to perform services on the Company’s behalf) and for a period of twelve (12) months after the Employee’s termination date (“Non-Solicitation Period”), regardless of the reason Employee’s employment terminates, Employee agrees that Employee shall not, directly or indirectly, for the Employee’s own account or on behalf of any other person or entity, (i) solicit, call upon or accept business from, any Customer or Potential Customer; or (ii) interfere with the business relationship between any Customer or Potential Customer and the Company; or (iii) solicit, induce, persuade or hire, or attempt to solicit, induce, persuade or hire, or assist any third party in the solicitation, inducement, persuasion or hiring of, any employee or contractor of the Company who worked for the Company during the Employee’s tenure with the Company, to leave the employ of the Company. Employee acknowledges and agrees that the Non-Solicitation Period shall be tolled and shall not run, during any period in which the Employee is in violation of the terms herein.

(b) “Customer or Potential Customer” shall mean any person or entity who or which, at any time during the one year period prior to the Employee’s contact with such person or entity, if such contact occurs during the Employee’s employment or, if such contact occurs following the termination of the Employee’s employment, during the one year period prior to the date the Employee’s employment with the Company ends: (i) contracted for, was billed for, or received from the Company any product, service, or process with which the Employee worked directly or indirectly during the Employee’s employment by the Company or about which the Employee acquired Confidential Information; or (ii) was in contact with the Employee or in contact with any other employee, owner, or agent of the Company, of which contact the Employee was or should have been aware, concerning the sale or purchase of, or contract for, any product, service, or process with which the Employee worked directly or indirectly during the Employee’s employment with the Company or about which the Employee acquired Confidential Information; or (iii) was solicited by the Company in an effort in which the Employee was involved or of which the Employee was aware.

(c) Interests to be Protected. The Company and the Employee acknowledge that Employee shall perform essential services for the Company, its employees, and/or its stockholders during their employment. The Employee shall be exposed to, have access to, and work with, a considerable amount of Confidential Information. The Company and the Employee also expressly recognize and acknowledge that the personnel of the Company have been trained by, and are valuable to, the Company and that the Company shall incur substantial recruiting and training expenses if the Company must hire new personnel or retrain existing personnel to fill vacancies. The Company and the Employee acknowledge this covenant is reasonable and it is necessary for the protection of the Company, its stockholders, and employees.

6. Litigation and Regulatory Cooperation. During and for a reasonable period of time after the Employee’s employment, the Employee shall cooperate fully with the Company in the defense or prosecution of any claims actions, investigations or examinations now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Employee was employed by the Company.

7. Workplace Rules. The Company may, from time to time, make, adopt, and/or modify workplace policies and rules and provide to Employee (directly or through designated electronic locations) copies of such policies and rules, as the Company determines, at its discretion, as necessary to comply with laws and regulations and to provide safe, efficient, productive and effective workplace and work environment, including but not limited to the Company’s Code of Business Conduct and Ethics, as well as its Employee Handbook. Employee hereby agrees to comply with all such policies and rules along with all applicable laws and regulations and will complete any corresponding annual or periodic attestations associated with any Company policies.

8. Protected Rights. For the avoidance of doubt, nothing in this Agreement prohibits or otherwise restricts Employee from (a) initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by a governmental agency, including without limitation; (b) discussing or disclosing information about unlawful acts in or related to the workplace, including, but not limited to discrimination, harassment, sexual assault, retaliation, wage and hour violations, conduct that is against a clear mandate of public policy, or any other conduct Employee has reason to believe is unlawful; (c) making any necessary disclosures as otherwise required by law.

9. No Conflicting Obligation. Employee hereby represents and warrants to the Company that they (a) are not presently under and will not in the future become subject to any obligation to any person, entity or prior employer which is inconsistent or in conflict with this Agreement or which would prevent, limit or impair in any way their performance of their employment with the Company and (b) has not disclosed and will not disclose to the Company, nor use for the Company’s benefit, any confidential information and trade secrets of any other person or entity, including any prior employer.

10. Change; Reaffirmation. Employee understands, acknowledges and agrees that: (a) Employee’s covenants and promises under this Agreement, including but not limited to Sections 1, 2, 3, 4 and 5, shall continue in accordance with their express terms regardless of any material changes in the Employee’s title, position, duties, salary, compensation or benefits or other terms and conditions of employment, and Employee agrees to comply with such obligations; and (b) if Employee should transfer between or among any member of the Company Group, wherever situated, or be promoted or reassigned to functions other than Employee’s present functions, the terms of this Agreement shall continue to apply with full force, and Employee agrees to comply with such terms. Employee expressly consents to be bound by this Agreement, including but not limited to Sections 1, 2, 3, 4 and 5, for the benefit of the Company or member of the Company Group to whose employ Employee may be transferred, without the necessity that this Agreement be resigned at the time of such transfer.

11. Severability; Enforceability. The parties intend for this Agreement to be enforced as written. However, if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, (a) then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law; and/or (b) because of the scope of the restrictive covenant is found to be unreasonable, the Company and the Employee agree that the court making such determination shall have the power to “blue-pencil” the Agreement as necessary to make it reasonable in scope; and in its reduced or blue-penciled form such portion or provision shall then be enforceable and shall be enforced.

12. Injunctive Relief. Employee acknowledges that the restrictive covenants contained in this Agreement are reasonable and necessary for the protection of the Company’s legitimate business interests, and any violation of these restrictive covenants would cause substantial injury and irreparable harm to the Company, and therefore, in the event of a breach or threatened breach by Employee of any of these restrictive covenants, the Company shall be entitled to seek and obtain equitable relief, in the form of specific performance, and/or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available restraining Employee from such breach or threatened breach; provided, however, that the right to apply for such relief shall not be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach.

13. Waiver of Jury Trial. The parties to this Agreement each hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties to this Agreement each hereby agree and consent that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

14. Survival. This Agreement, and the restrictive covenants contained in this Agreement, shall survive the termination of Employee’s employment for any reason.

15. Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

16. Successors. The Company may require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The Employee’s obligations under this Agreement may not be assigned by the Employee without the prior written consent of the Company.

17. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18. Governing Law. All issues concerning this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the Commonwealth of

Massachusetts.

19. Integration. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement. Notwithstanding the foregoing, the obligations set forth in this Agreement will be in addition to any obligations undertaken by Employee under any other agreement containing restrictive covenants entered into between the Company and Employee (each an “Other Agreement”), and such obligations shall remain in full force and effect according to their terms.

20. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

Employee		Company
Aspen Aerogels, Inc.

By:	/s/ Santhosh Daniel	By:	/s/ Kelley Conte
Name:	Santhosh Daniel	Name:	Kelley Conte
Date:	September 9, 2023	Title:	Senior Vice President, Human Resources
		Date:	August 23, 2023